As filed with the Securities and Exchange Commission on November 25, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASSOCIATED ESTATES REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	34-1747603
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 AEC Parkway
Richmond Heights, Ohio 44143-1467
(216) 261-5000
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Jeffrey I. Friedman
Chairman of the Board, President and Chief Executive Officer
Associated Estates Realty Corporation
1 AEC Parkway
Richmond Heights, Ohio 44143-1467
(216) 261-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Albert T. Adams, Esq.
Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
(216) 621-0200
     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum	Amount of
securities to be registered (1)	registered	aggregate offering price (2)	registration fee
Debt Securities
Preferred Shares, without par value
Depositary Shares representing Preferred Shares, without par value
Common Shares, without par value
Common Share Warrants
Total	$214,681,250	$214,681,250	$0 (3)(4)

(1)	Offered Securities registered hereunder may be sold separately, together or as units with other Offered Securities registered hereunder.

(2)	Estimated solely for purposes of calculating the registration fee. No separate consideration will be received for Common Shares or Preferred Shares that are issued upon conversion of Debt Securities, Preferred Shares or Depositary Shares registered hereunder as the case may be. The aggregate maximum offering price of all Offered Securities issued pursuant to this Registration Statement will not exceed $214,681,250.

(3)	Calculated pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(4)	Pursuant to Rule 429 of the Securities Act of 1933, as amended, the prospectus contained herein relates to $214,681,250 of debt securities, preferred shares, depositary shares representing preferred shares, common shares and common share warrants of the registrant contained in the registration statement on Form S-3 (File No. 333-22419), which amount is being carried forward in this Registration Statement. The filing fee associated with the securities carried forward and previously paid with the earlier registration statement is $8,437.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS
$214,681,250
Associated Estates Realty Corporation
Debt Securities, Preferred Shares,
Depositary Shares, Common Shares and
Common Share Warrants
     Associated Estates Realty Corporation (the “Company”) may from time to time offer in one or more series (i) its unsecured debt securities (the “Debt Securities”), which may be senior debt securities (“Senior Securities”) or subordinated securities (“Subordinated Securities”), (ii) whole or fractional preferred shares (collectively, “Preferred Shares”) (iii) Preferred Shares represented by depositary shares (“Depositary Shares”), (iv) common shares, without par value (“Common Shares”), or (v) warrants to purchase Common Shares (“Common Share Warrants”), with an aggregate public offering price of up to $214,681,250, on terms to be determined at the time or times of offering. The Debt Securities, Preferred Shares, Depositary Shares, Common Shares and Common Share Warrants (collectively, the “Offered Securities”) may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a “Prospectus Supplement”).
     The specific terms of the Offered Securities to which this Prospectus relates will be set forth in the applicable Prospectus Supplement and will include, when applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder thereof, terms for sinking fund payments, terms for conversion into Preferred Shares or Common Shares, and any initial public offering price; (ii) in the case of Preferred Shares, the specific class, series, title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the whole or fractional Preferred Shares represented by each such Depositary Share; (iv) in the case of Common Shares, any initial public offering price; and (v) in the case of Common Share Warrants, the duration, offering price, exercise price and detachability features. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust (“REIT”) for federal income tax purposes.
     The applicable Prospectus Supplement will also contain information, when applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by that Prospectus Supplement.
     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names and any applicable purchase price, fee, commission or discount arrangement will be set forth in or will be calculable from the information set forth in the applicable Prospectus Supplement. No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of those Offered Securities. See “Plan of Distribution” for possible indemnification arrangements with underwriters, dealers and agents.
     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the securities and exchange commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 25, 2008

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus or an applicable Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the company or any underwriter, dealer or agent. This Prospectus and any applicable Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the company since the date hereof or thereof.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
          This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking words, such as “expects,” “projects,” “believes,” “plans,” “anticipates,” “estimates,” “may,” “will” or “intends” or the negative of those words or similar words. Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations and financial position. For a discussion of factors that could cause actual results to differ from those contemplated in the forward-looking statements, please see the discussion under “Risk Factors” contained in this Prospectus and in other information contained in our publicly available filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports we file under the Securities Exchange Act of 1934. We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.
RISK FACTORS
          You should carefully consider the risks described below and the documents we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, incorporated by reference herein, before making an investment decision in our company. The risks and uncertainties described below are not the only ones facing our company and there may be additional risks that we do not presently know of or that we currently consider immaterial. All of these risks could adversely affect our business, financial condition, results of operations and cash flows. As a result, our ability to pay dividends on, and the market price of, our equity securities may be adversely affected if any of such risks are realized.
We are subject to risks inherent in the ownership of real estate. We own and manage multifamily apartment communities that are subject to varying degrees of risk generally incident to the ownership of real estate. Our financial condition, the value of our properties and our ability to make distributions to our shareholders will be dependent upon our ability to operate our properties in a manner sufficient to generate income in excess of operating expenses and debt service charges, which may be affected by the following risks, some of which are discussed in more detail below:
•	changes in the economic climate in the markets in which we own and manage properties, including interest rates, our ability to consummate the sale of properties pursuant to our current plan, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors;

•	the ability to refinance debt on favorable terms at maturity;

•	the ability to defease or prepay debt pursuant to our current plan;

•	risks of a lessening of demand for the multifamily units that we own or manage;

•	competition from other available multifamily units and changes in market rental rates;

•	increases in property and liability insurance costs;

•	unanticipated increases in real estate taxes and other operating expenses (e.g., cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, staffing and other general costs);

•	weather conditions that adversely affect operating expenses;

•	expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs and real estate tax valuation reassessments or millage rate increases;

•	inability to control operating expenses or achieve increases in revenue;

•	the results of litigation filed or to be filed against us;

•	changes in tax legislation;

•	risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage;

•	catastrophic property damage losses that are not covered by our insurance;

•	risks associated with property acquisitions such as environmental liabilities, among others;

•	changes in or termination of contracts relating to our third party management and advisory business;

•	risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of our properties or the neighborhoods in which they are located; and

•	the ability to acquire properties at prices consistent with our investment criteria.
We are dependent on rental income from our multifamily apartment communities. If we are unable to attract and retain residents or if our residents are unable to pay their rental obligations, our financial condition and funds available for distribution to our shareholders may be adversely affected.
Our multifamily apartment communities are subject to competition. Our apartment communities are located in developed areas that include other apartment communities and compete with other housing alternatives, such as condominiums, single and multifamily rental homes and owner occupied single and multifamily homes. In certain markets, such as Florida, failed condominium conversions are reverting back to apartment rentals, creating increasing competition in those markets. Such competition may affect our ability to attract and retain residents and to increase or maintain rental rates.
The properties we own are concentrated in Ohio, Michigan, Georgia, Florida, Indiana, Virginia, Maryland and Pennsylvania. As of September 30, 2008, 32%, 23%, 14%, 10%, 7%, 6%, 5% and 3% of the units in properties we own are located in Ohio, Michigan, Georgia, Florida, Indiana, Virginia, Maryland, and Pennsylvania, respectively. Our performance, therefore, is linked to economic conditions and the market for available rental housing in the sub-markets in which we operate. The decline in the market for apartment housing in the various sub-markets in Ohio, or to a lesser extent, the sub-markets in the other states, may adversely affect our financial condition, results of operations and ability to make distributions to our shareholders.
Our insurance may not be adequate to cover certain risks. There are certain types of risks, generally of a catastrophic nature, such as earthquakes, floods, windstorms, acts of war and terrorist attacks that may be uninsurable, are not economically insurable, or are not fully covered by insurance. Moreover, certain risks, such as mold and environmental exposures, generally are not covered by our insurance. Other risks are subject to various sublimits, deductibles and self insurance retentions, which help to control insurance costs, but which may result in increased exposures to uninsured loss. Any such uninsured loss could have a material adverse effect on our business, financial condition and results of operations.
Debt financing could adversely affect our performance. Thirty-two of our fifty properties are currently encumbered by project specific, non-recourse, and, except for five properties, non-cross-collateralized mortgage debt. There is a risk that these properties may not have sufficient cash flow from operations to pay required principal and interest. We may not be able to refinance these loans at an amount equal to the loan balance, and the terms of any refinancing may not be as favorable as the terms of existing indebtedness. If we are unable to make required payments on indebtedness that is secured by a mortgage, the property securing the mortgage may be foreclosed with a consequent loss of income and value to us.
Real estate investments are generally illiquid, and we may not be able to sell our properties when it is economically or strategically advantageous to do so. Real estate investments generally cannot be sold quickly, and our ability to sell properties may be affected by market conditions. We may not be able to diversify or vary our portfolio promptly in accordance with our strategies or in response to economic or other conditions. In addition, provisions of the Internal Revenue Code of 1986, as amended, or the Code, limit the ability of a REIT to sell its properties in some situations when it may be economically advantageous to do so, thereby potentially adversely affecting our ability to make distributions to our shareholders.
Our access to public debt markets is limited. Substantially all of our current debt is either secured or bank debt under our revolving credit facility because of our limited access to public debt markets.

Litigation may result in unfavorable outcomes. Like many real estate operators, we are frequently involved in lawsuits involving premises liability claims, housing discrimination claims and alleged violations of landlord-tenant laws, which may give rise to class action litigation or governmental investigations. Any material litigation not covered by insurance, such as a class action, could result in substantial costs being incurred.
Our financial results may be adversely impacted if we are unable to sell properties and employ the proceeds in accordance with our strategic plan. Our ability to pay down debt, reduce our interest costs and acquire properties is impacted by our ability to sell the properties we have selected for disposition at the prices and within the deadlines established for each respective property. Moreover, if we are unable to acquire properties at prices consistent with our investment criteria, we may reduce or discontinue property sales.
The costs of complying with laws and regulations could adversely affect our cash flow. Our properties must comply with Title III of the Americans with Disabilities Act, or the ADA, to the extent that they are “public accommodations” or “commercial facilities” as defined in the ADA. The ADA does not consider apartment communities to be public accommodations or commercial facilities, except for portions of such communities that are open to the public. In addition, the Fair Housing Amendments Act of 1988, or the FHAA, requires apartment communities first occupied after March 13, 1990 to be accessible to the handicapped. Other laws also require apartment communities to be handicap accessible. Noncompliance with these laws could result in the imposition of fines or an award of damages to private litigants. We have been subject to lawsuits alleging violations of handicap design laws in connection with certain of our developments.
Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the substances. Other laws impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. Failure to comply with applicable requirements could complicate our ability to lease or sell an affected property and could subject us to monetary penalties, costs required to achieve compliance and potential liability to third parties. We are not aware of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of our properties. Nonetheless, it is possible that material environmental contamination or conditions exist, or could arise in the future in the apartment communities or on the land upon which they are located.
We are subject to risks associated with development, acquisition and expansion of multifamily apartment communities. Development projects, acquisitions and expansions of apartment communities are subject to a number of risks, including:
•	availability of acceptable financing;

•	competition with other entities for investment opportunities;

•	failure by our properties to achieve anticipated operating results;

•	construction costs of a property exceeding original estimates;

•	delays in construction; and

•	expenditure of funds on, and the devotion of management time to, transactions that may not come to fruition.
We may fail to qualify as a REIT and you may incur tax liability as a result. Commencing with our taxable year ending December 31, 1993, we have operated in a manner so as to permit us to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. Although we believe that we will continue to operate as a REIT, no assurance can be given that we will remain qualified as a REIT. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to our shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless we are entitled to relief under certain Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the cash available for distribution to our shareholders could be reduced or eliminated for each of the years involved.
Our ownership limit, our shareholders rights plan and state anti-takeover laws may discourage takeover attempts. With certain limited exceptions, our Second Amended and Restated Articles of Incorporation, as amended and supplemented to date, prohibits the ownership of more than 4.0% of outstanding common shares and more than 9.8% of the shares of any series of any class of our preferred shares by any person, unless we grant a waiver. Absent such a waiver, any shares owned in excess of such ownership limit will be subject to repurchase by us and to other consequences as set for in our Articles of Incorporation. Our shareholder rights plan will be triggered if any person or group becomes the beneficial owner of, or announces an offer to acquire, 15.0% or more of our common shares. We are domiciled in the State of Ohio, where various state statutes place certain restrictions on takeover activity. These restrictions are likely to have the effect of precluding acquisition of control of us without our consent even if a change in control is in the interests of our shareholders.
We are subject to control by our directors and officers. Our directors and executive officers and some members of their respective families owned approximately 19% of our outstanding common shares as of September 30, 2008. Accordingly, those persons have substantial influence over us and the outcome of matters submitted to our shareholders for approval.
We depend on our key personnel. Our success depends to a significant degree upon the continued contribution of key members of our management team, who may be difficult to replace. The loss of services of these executives could have a material adverse effect on us. There can be no assurance that the services of such personnel will continue to be available to us. Our Chairman of the Board, President and Chief Executive Officer, Mr. Jeffrey I. Friedman, is a party to an employment agreement with us. Other than Mr. Friedman, we do not have employment agreements with key personnel. We do not hold key-man life insurance on any of our key personnel.
WHERE YOU CAN FIND MORE INFORMATION
     The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. Those filings are available on the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document the Company files at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect the Company’s reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company also maintains a website at http://www.aecrealty.com. Please note that all references to http://www.aecrealty.com in this Prospectus are inactive textual references only and that the information contained on such website is not incorporated by reference into this Prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     Information that we have previously filed with the Commission can be “incorporated by reference” into this Prospectus. The process of incorporation by reference allows us to disclose important information to you without duplicating that information in this Prospectus. The information we incorporate by reference is considered a part of this Prospectus. The information in this Prospectus, including any information that we incorporate by reference, will be updated and superseded automatically by our filings with the Commission after the date of this Prospectus. We are incorporating by reference the documents listed below:
     a. Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
     b. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;
     c. Current Reports on Form 8-K and amendments thereto filed with the Commission on February 7, 2008, March 3, 2008, March 24, 2008, April 25, 2008, May 13, 2008, July 3, 2008 and November 25, 2008; and
     d. The description of the Company’s Common Shares contained in the Company’s Form 8-A dated October 14, 1993.
     We are also incorporating by reference any filings we make with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities.
     We will furnish without charge to each person (including any beneficial owner) to whom a Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

Mail:	Associated Estates Realty Corporation
Attention: Investor Relations
1 AEC Parkway
Richmond Heights, Ohio 44143

Telephone:	216-261-5000

Website:	http://www.aecrealty.com
(select “Contact Us” option)
THE COMPANY
     We are a fully-integrated, self-administered and self-managed real estate investment trust, or REIT, focused primarily on the ownership, operation, management, acquisition and disposition of apartment communities. As of September 30, 2008, our portfolio consisted of 54 apartment communities containing 13,396 units primarily located in the Midwest, Mid-Atlantic and Southeast. We operate as a REIT for federal income tax purposes and own two taxable REIT subsidiaries that provide management and other services to us and to third parties.
     As of September 30, 2008, our portfolio consisted of: (i) 50 apartment communities containing 12,672 units in eight states that are wholly owned, either directly or indirectly through subsidiaries; (ii) one joint venture Affordable Housing property containing 108 units; (iii) three apartment communities that we manage for third party owners consisting of 616 units and ancillary commercial facilities; and (iv) a 186-unit apartment community and a commercial property containing approximately 145,000 square feet that we asset manage for a government sponsored pension fund.
          Our headquarters are located at 1 AEC Parkway, Richmond Heights, Ohio 44143 and our telephone number is (216) 261-5000.
          The foregoing information concerning us does not purport to be comprehensive. For additional information concerning our business and affairs, including capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which we may be subject, please refer to the documents incorporated by reference into this Prospectus.
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
     Our ratio of earnings to fixed charges for the nine-month period ended September 30, 2008 and the fiscal years ended December 31, 2007, December 31, 2006, December 31, 2005, December 31, 2004 and December 31, 2003 were as follows:

Time Period	Ratio
December 31, 2003	0.70
December 31, 2004	0.78
December 31, 2005	0.66
December 31, 2006	0.57
December 31, 2007	0.66
Nine month period ended September 30, 2008	0.73
     Our ratio of earnings to combined fixed charges and preferred stock dividends for the nine-month period ended September 30, 2008 and the fiscal years ended December 31, 2007, December 31, 2006, December 31, 2005, December 31, 2004 and December 31, 2003 were as follows:

Time Period	Ratio
December 31, 2003	0.62
December 31, 2004	0.69
December 31, 2005	0.59
December 31, 2006	0.52
December 31, 2007	0.59
Nine month period ended September 30, 2008	0.65

     For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from continuing operations before taxes and extraordinary items. Fixed charges consist of preferred dividends accrued, interest costs, whether expensed or capitalized, the interest component of rental expense, the interest component of ground rent and the amortization of debt discounts and issue costs, whether expensed or capitalized. During the nine months ended September 30, 2008, and the twelve months ended December 31, 2007, 2006, 2005, 2004 and 2003, the total dollar amount of the deficiency in the ratio of earnings to fixed charges was $8.0 million, $14.7 million, $24.6 million, $15.1 million, $9.1 million and $12.5 million, respectively. During the nine months ended September 30, 2008, and the twelve months ended December 31, 2007, 2006, 2005, 2004 and 2003, the total dollar amount of the deficiency in the ratio of earnings to combined fixed charges and preferred dividends was $11.6 million, $19.6 million, $29.7 million, $20.2 million, $14.9 million and $18.0 million, respectively.
USE OF PROCEEDS
     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the acquisition of properties, the expansion and improvement of certain properties in the Company’s portfolio and the repayment of indebtedness.
DESCRIPTION OF DEBT SECURITIES
     The Senior Securities will be issued under an Indenture (the “Senior Indenture”) between the Company and U.S. Bank National Association (successor to National City Bank), as Trustee, as supplemented by the Supplemental Indenture, dated as of November 5, 1999. The Subordinated Securities will be issued under an Indenture (the “Subordinated Indenture”) between the Company and the successor to The Chase Manhattan Bank (formerly Chemical Bank), as Trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to herein collectively as the “Indentures” and each individually as an “Indenture.” Currently the Company has no securities issued under either the Senior Indenture or the Subordinated Indenture outstanding.
     The Indentures have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available for inspection at the respective corporate trust offices of the Trustee. The Indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. All section references appearing in this section “Description of Debt Securities” are to sections of the applicable Indenture, and capitalized terms used but not defined herein have the respective meanings set forth in the applicable Indenture.
General
     The Debt Securities will be direct, unsecured obligations of the Company. Each Indenture provides that the Debt Securities issued thereunder may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to the applicable Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of the Indentures). Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities issued under such Indenture, and a successor Trustee may be appointed to act with respect to such series.
     Reference is made to each Prospectus Supplement for the specific terms of the series of Debt Securities being offered thereby, including:
     (1) the title of such Debt Securities;
     (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;
     (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or other equity securities of the Company, or the method by which any such portion shall be determined;

     (4) if such Debt Securities are convertible, any limitation on the ownership or transferability of the Common Shares or other equity securities of the Company into which they are convertible in connection with the preservation of the Company’s status as a REIT;
     (5) the date or dates, or the method for determining the date or dates, on which the principal of such Debt Securities will be payable;
     (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest;
     (7) the date or dates, or the method for determining the date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such Regular Record Dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;
     (8) the place or places where the principal of (and premium, if any) or interest on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;
     (9) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;
     (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;
     (11) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;
     (12) whether the amount of payments of principal of (and premium, if any) or interest on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;
     (13) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;
     (14) whether such Debt Securities will be issued in certificated or book-entry form;
     (15) whether such Debt Securities will be in registered or bearer form or both and, if and to the extent in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if and to the extent in bearer form, the denominations thereof and terms and conditions relating thereto;
     (16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the applicable Indenture;
     (17) the terms, if any, upon which such Debt Securities may be convertible into Common Shares or other equity securities of the Company (and the class thereof) and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;
     (18) whether and under what circumstances the Company will pay additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and
     (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”). Any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.
     Neither Indenture contains any provision that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, certain restrictions on ownership and transfers of the Company’s Common Shares and the Company’s other equity securities designed to preserve its status as a REIT may act to prevent or hinder a change of control. See “Description of Common Shares,” “Description of Preferred Shares” and “Description of Depositary Shares.” Reference is made to the applicable Prospectus Supplement for information with respect to any deletion from, modification of or addition to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
Denominations, Interest, Registration and Transfer
     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302 of the Indentures).
     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002 of the Indentures).
     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security (“Defaulted Interest”) will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice of which shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of the Indentures).
     Subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations applicable to Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of the Indentures). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of the Indentures).
     Neither the Company nor any Trustee will be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of the Indentures).

Certain Covenants
     The Senior Indenture contains the following covenants:
     Existence. The Company must do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Senior Securities (Section 1006 of the Senior Indenture).
     Maintenance of Properties. The Company must cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and must cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries are not prevented from selling or disposing of for value their properties in the ordinary course of business (Section 1007 of the Senior Indenture).
     Insurance. The Company must, and must cause each of its Subsidiaries to, keep all of its and their insurable properties insured against loss or damage in amounts at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1008 of the Senior Indenture).
     Payment of Taxes and Other Claims. The Company must pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided however, that the Company is not required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009 of the Senior Indenture).
     As used herein, “Subsidiary” means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
     The Subordinated Indenture does not contain the covenants described in this section captioned “Certain Covenants.”
Events of Default, Notice and Waiver
     Each Indenture provides that the following events are “Events of Default” with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity, (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant of the Company contained in the applicable Indenture (other than a covenant added to such Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in such Indenture; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company (and with respect to the Subordinated Indenture only, of any Significant Subsidiary) or of the property of the Company (and with respect to the Subordinated Indenture, or of the property of the respective Significant Subsidiary), and (f) any other Event of Default provided with respect to that series of Debt Securities (Section 501 of the Indentures). The term “Significant Subsidiary” means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company. In addition, a default under any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured which results in the acceleration of indebtedness in an aggregate principal amount exceeding $10,000,000, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled as provided in the Subordinated Indenture, is an “Event of Default” with respect to any series of Debt Securities issued under the Subordinated Indenture.
     If an Event of Default under either Indenture with respect to Debt Securities of any series issued thereunder at the time Outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to such Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be) has been made, the Holders of not less than a majority in principal amount of Debt Securities of such series (or of each series of Debt Securities then Outstanding under such Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with such Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of such Trustee and (b) all Events of Default, other than the nonpayment of accelerated principal (or specified portion thereof) with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under such Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502 of the Indentures). The Indentures also provide that the Holders of not less than a majority in principal amount of the Debt Securities of any series (or of each series of Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in such Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513 of the Indentures).
     Each Indenture provides that the Trustee thereunder is required to give notice to the Holders of Debt Securities issued thereunder within 90 days of a default under such Indenture; provided however, that such Trustee may withhold notice to the Holders of any such series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601 of the Indentures).
     Each Indenture provides that no Holder of Debt Securities of any series issued thereunder may institute any proceeding, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of the failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity (Section 507 of the Indentures). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the Debt Securities held by that Holder at the respective due dates thereof (Section 508 of the Indentures).
     Subject to provisions in the applicable Indenture relating to its duties in case of default, the Trustee thereunder is under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to such Trustee reasonable security or indemnity (Section 602 of the Indentures). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of each series of Debt Securities then Outstanding under such Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or of exercising any trust or power conferred upon such Trustee. However, such Trustee may refuse to follow any direction which is in conflict with any law or such Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512 of the Indentures).
     Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee under the Indentures a certificate, signed by one of several specified officers, stating whether such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1012 of the Senior Indenture and Section 1004 of the Subordinated Indenture).
Modification of the Indentures
     Modifications and amendments of either Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued thereunder which are affected by such modification or amendment; provided however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security, (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security, (c) change the Place of Payment, or the currency or currencies, for payment of principal of, or premium, if any, or interest on any such Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (e) reduce the percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in such Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902 of the Indentures).
     The Senior Indenture provides that the Holders of not less than a majority in principal amount of Outstanding Debt Securities issued thereunder have the right to waive compliance by the Company with certain covenants in the Senior Indenture, including those described in the section of this Prospectus captioned “Certain Covenants” (Section 1014 of the Senior Indenture).
     Modifications and amendments of either Indenture may be made by the Company and the applicable Trustee without the consent of any Holder of Debt Securities issued thereunder for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities issued thereunder or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities issued thereunder, (iv) to add or change any provisions of such Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities issued thereunder in bearer form, or to permit or facilitate the issuance of such Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of such Debt Securities of any series in any material respect; (v) to change or eliminate any provision of such Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series issued thereunder created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities issued thereunder, (vii) to establish the form or terms of Debt Securities of any series issued thereunder, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares of the Company, (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under such Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in such Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued thereunder in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities issued thereunder, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series issued thereunder in any material respect (Section 901 of the Indentures).
     Each Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series issued thereunder have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of such Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to Section 301 of such Indenture, and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded (Section 101).
     Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder (Section 1501 of the Indentures). A meeting may be called at any time by the applicable Trustee and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture (Section 1502 of the Indentures). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of such Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum (Section 1504 of the Indentures).
     Notwithstanding the provisions described above, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture (Section 1504 of the Indentures).
Discharge, Defeasance and Covenant Defeasance
     The Company may discharge certain obligations to Holders of any series of Debt Securities that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with such Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401 of the Indentures).
     Each Indenture provides that, if the provisions of Article Fourteen thereof (relating to defeasance and covenant defeasance) are made applicable to the Debt Securities of or within any series issued thereunder pursuant to Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) with respect to such Debt Securities (“defeasance”) (Section 1402 of the Indentures) or (b) to be released from its obligations relating to (i) with respect to Senior Securities, the obligations under Sections 1004 to 1011, inclusive, of the Senior Indenture (being the restrictions described under the caption “Certain Covenants”) and, if provided pursuant to Section 301 of the Senior Indenture, its obligations with respect to any other covenant contained in the Senior Indenture, and (ii) with respect to Subordinated Securities, if provided pursuant to Section 301 of the Subordinated Indenture, its obligations with respect to any covenant contained in the Subordinated Indenture, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities (“covenant defeasance”), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1403 of the Indentures).
     Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture (Section 1404 of the Indentures).
     “Government Obligations” means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of the Indentures).
     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of the Indentures). “Conversion Event” means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of actions by a central bank or other public institution of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise described in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101 of the Indentures).
     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, other than (i) with respect to Senior Securities, the Event of Default described in clause (d) under “Events of Default Notice and Waiver” with respect to Sections 1004 to 1011, inclusive, of the Senior Indenture (which Sections would no longer be applicable to such Debt Securities) or (ii) with respect to all Debt Securities, the Event of Default described in clause (g) under “Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. In any such event, the Company would remain liable to make payment of such amounts due at the time of acceleration.
     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.
Senior Securities and Senior Indebtedness
     Each series of Senior Securities will constitute Senior Indebtedness (as described below) and will rank equally with each other series of Senior Securities and other Senior Indebtedness. All subordinated indebtedness (including, but not limited to, all Subordinated Securities issued under the Subordinated Indenture) will be subordinated to the Senior Securities and other Senior Indebtedness.
     Senior Indebtedness is defined in the Subordinated Indenture to mean (i) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others, (v) renewals, extensions and refunding of any such indebtedness, (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings, and

(vii) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements, unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (i) through (vii) expressly provides that such indebtedness or obligation is subordinate or junior in right of payment to any other indebtedness or obligations of the Company.
Subordination of Subordinated Securities
     Subordinated Indenture. The payment of the principal of (and premium, if any) and interest on the Subordinated Securities will be subordinated as set forth in the Subordinated Indenture to the Senior Indebtedness of the Company whether outstanding on the date of the Subordinated Indenture or thereafter incurred (Section 1701 of the Subordinated Indenture).
     Ranking. No class of Subordinated Securities is subordinated to any other class of subordinated debt securities. See “Subordination Provisions” below.
     Subordination Provisions. In the event (a) of any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency, reorganization or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Company or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company which complies with the requirements of Article Eight of the Subordinated Indenture, or (b) that a default shall have occurred and be continuing with respect to the payment of principal of (or premium, if any) or interest on any Senior Indebtedness, or (c) that the principal of the Subordinated Securities of any series issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, the portion of the principal amount thereof referred to in Section 502 of the Subordinated Indenture) shall have been declared due and payable pursuant to Section 502 of the Subordinated Indenture, and such declaration shall not have been rescinded and annulled as provided in said Section 502, then:
     (1) in a circumstance described in the foregoing clause (a) or (b), the holders of all Senior Indebtedness and in the circumstance described in the foregoing clause (c), the holders of all Senior Indebtedness outstanding at the time the principal of such Subordinated Securities issued under the Subordinated Indenture (or in the case of Original Issue Discount Securities, such portion of the principal amount) shall have been so declared due and payable, shall first be entitled to receive payment of the full amount due thereon in respect of principal, premium (if any) and interest, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Subordinated Securities are entitled to receive any payment on account of the principal of (or premium, if any) or interest on the indebtedness evidenced by the Subordinated Securities;
     (2) if upon any payment or distribution contemplated in clause (1) after giving effect to the subordination provisions contemplated therein there shall remain any amounts of cash, property or securities of the Company available for payment or distribution in respect of Subordinated Securities, then the amount of such cash, property or securities shall be shared ratably among the Holders of all Subordinated Securities issued under the Subordinated Indenture and any subordinated indebtedness ranking on a parity therewith;
     (3) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities (other than certain subordinated securities of the Company issued in a reorganization or readjustment), to which the Holder of any of the Subordinated Securities would be entitled except for the provisions of Article XVII of the Subordinated Indenture shall be paid or delivered by the person making such payment or distribution directly to the holders of Senior Indebtedness (as provided in clause (1) above), or on their behalf, ratably according to the aggregate amount remaining unpaid on account of such Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness (as provided in clause (1) above) remaining unpaid after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness, before any payment or distribution is made to or in respect of the Holders of the Subordinated Securities; and
     (4) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character is received by the Holders of any of the Subordinated Securities issued under the Subordinated Indenture before all Senior Indebtedness is paid in full such payment or distribution shall be paid over to the holders of such Senior Indebtedness or on their behalf, ratably as aforesaid, for application to the payment of all such Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution (or provisions therefor) to the holders of such Senior Indebtedness.

     By reason of such subordination in favor of the holders of Senior Indebtedness in the event of insolvency, certain general creditors of the Company, including holders of Senior Indebtedness, may recover more, ratably, than the Holders of the Subordinated Securities.
Convertible Debt Securities
     The following provisions will apply to Debt Securities that will be convertible into Common Shares or other equity securities of the Company (“Convertible Debt Securities”) unless otherwise described in the Prospectus Supplement for such Convertible Debt Securities.
     The Holder of any Convertible Debt Securities will have the right, exercisable at any time during the time period specified in the applicable Prospectus Supplement, unless previously redeemed by the Company, to convert such Convertible Debt Securities into Common Shares or other equity securities of the Company at the conversion price or rate for each $1,000 principal amount of Convertible Debt Securities set forth in such Prospectus Supplement. The Holder of any Convertible Debt Security may convert a portion thereof which is $1,000 or any integral multiple of $1,000 (Section 301 of the Senior Indenture and Section 1602 of the Subordinated Indenture). In the case of Convertible Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption specified in the Prospectus Supplement, except that, in the case of repayment at the option of the applicable Holder, such right will terminate upon the Company’s receipt of written notice of the exercise of such option (Section 301 of the Senior Indenture and Section 1602 of the Subordinated Indenture).
     To protect the Company’s status as a REIT, a person may not own or convert any Convertible Debt Security if as a result of such ownership or upon such conversion such person would then be deemed to Beneficially Own (as defined in the Indenture) more than 4.0% of the outstanding capital stock of the Company (Section 1603 of the Subordinated Indenture). Pursuant to the terms of the Indentures, Common Shares or other equity securities of the Company that may be acquired upon the conversion of Convertible Debt Securities directly or constructively held by an investor, but not Common Shares or other equity securities of the Company issuable with respect to the conversion of Convertible Debt Securities held by others, are deemed to be outstanding (a) at the time of purchase of the Convertible Debt Securities, and (b) prior to the conversion of the Convertible Debt Securities, for purposes of determining the percentage ownership of Common Shares or other equity securities of the Company held by such investor. See “Federal Income Tax Considerations.” Fractional Common Shares will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the closing price per share of Common Shares on the day of conversion (Section 1606 of the Subordinated Indenture).
     The adjustment provisions for Debt Securities convertible into equity securities of the Company other than Common Shares will be determined at the time of issuance of such Debt Securities and will be set forth in the applicable Prospectus Supplement.
     Except as set forth in the applicable Prospectus Supplement, any Convertible Debt Securities called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the Holder of such Convertible Debt Securities by one or more investment bankers or other purchasers who may agree with the Company to purchase such Convertible Debt Securities and convert them into Common Stock or other equity securities of the Company, as the case may be (Section 1108 of the Indentures).
     Reference is made to the section captioned “Description of Common Shares,” “Description of Preferred Shares” and “Description of Depositary Shares,” as applicable, for a general description of the Common Shares or other equity securities of the Company to be acquired upon the conversion of Convertible Debt Securities, including a description of certain restrictions on the ownership of the Common Shares.
Book-Entry Debt Securities
     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (each, a “Global Security”) that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such Prospectus Supplement, Debt Securities that are represented by a Global Security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security will be made by the Company to the Trustee under the applicable Indenture, and then forwarded to the depository.
     The Company anticipates that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), and that such Global Securities will be registered in the name of Cede & Co., DTC’s nominee. In any such event, one fully registered Debt Security certificate will be issued with respect to each $200 million of principal amount of the Debt Securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series. The Company further anticipates that the following provisions will apply to the depository arrangements with respect to any such Global Securities. Any additional or differing terms of the depository arrangements will be described in the Prospectus Supplement relating to a particular series of Debt Securities issued in the form of Global Securities.
     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in certificated form and will not be considered the owners or Holders thereof under the applicable Indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a Global Security.
     If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 if so required by applicable law or regulation, and, in either case, a successor depository is not appointed by the Company within 90 days, the Company will issue individual Debt Securities in certificated form in exchange for the Global Securities. In addition, the Company may at any time, and in its sole discretion, determine not to have any Debt Securities represented by one or more Global Securities, and, in such event, will issue individual Debt Securities in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such Debt Securities in certificated form registered in its name. Unless otherwise described in the applicable Prospectus Supplement, Debt Securities so issued in certificated form will be issued in denominations of $ 1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.
     The following is based on information furnished to the Company.
     DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Commission.
     Purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC’s records. The ownership interest of each actual purchaser of each Debt Security (“Beneficial Owner”) is in turn recorded on the Direct and Indirect Participants’ records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Debt Securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.
     To facilitate subsequent transfers, the Debt Securities are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC records reflect only the identity of the Direct Participants to whose accounts Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
     Neither DTC nor Cede & Co. consents or votes with respect to the Debt Securities. Under its usual procedures, DTC mails a proxy (an “Omnibus Proxy”) to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified on a list attached to the Omnibus Proxy).
     Principal, premium, if any, and interest payments on the Debt Securities are made to Cede & Co., as nominee of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds in accordance with their respective holdings as shown on DTC’s records. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and are the responsibility of such Participant and not of DTC, the applicable Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
     DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, Debt Security certificates are required to be printed and delivered.
     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Security certificates will be printed and delivered.
     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.
     Unless stated otherwise in the Prospectus Supplement, the underwriters or agents with respect to a series of Debt Securities issued as Global Securities will be Direct Participants in DTC.
     None of the Company, any underwriter or agent, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.
DESCRIPTION OF COMMON SHARES
General
     The Second Amended and Restated Articles of Incorporation of the Company, as amended (the “Articles”) authorize the issuance of up to 41,000,000 Common Shares, without par value. As of September 30, 2008, there were 16,557,633 Common Shares issued and outstanding. In addition, up to 1,365,364 Common Shares have been reserved for issuance upon the exercise of options under the Company’s employee share option plans and 30,000 Common Shares have been reserved for issuance upon the exercise of options granted to the Company’s independent directors. The Common Shares are listed on the NYSE and the Nasdaq Global Market under the symbol “AEC.” National City Bank, Cleveland, Ohio, is the transfer agent and registrar of the Common Shares.
     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of Common Share Warrants issued by the Company. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles and the Company’s Amended and Restated Code of Regulations (the “Code of Regulations”).
     Holders of Common Shares are entitled to receive dividends, when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The payment and declaration of dividends on the Common Shares and purchases thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on any outstanding Preferred Shares. See

“Description of Preferred Shares.” The holders of Common Shares, upon any liquidation, dissolution or winding-up of, or any distribution of the assets of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company, including the preferential amounts owing with respect to any Preferred Shares. The Common Shares possess ordinary voting rights, with each share entitling the holder thereof to one vote. Holders of Common Shares do not have cumulative voting rights in the election of directors and do not have preemptive rights.
     All of the Common Shares now outstanding are, and any Common Shares offered hereby when issued will be, fully paid and nonassessable. The Company’s Articles provide that except in certain specified instances, no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty as a director. However, this provision may not limit the availability of monetary relief for violations of securities laws and does not limit the availability of non-monetary relief.
Restrictions on Ownership
     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.
     To assure that five or fewer individuals do not own more than 50% in value of the Company’s outstanding Common Shares, the Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4% (the “Ownership Limit”) of the Company’s outstanding Common Shares. Shareholders whose ownership exceeded the Ownership Limit immediately after the IPO may continue to own Common Shares in excess of the Ownership Limit and may acquire additional shares through the Stock Option Plan, any dividend reinvestment plan hereafter adopted the Company (a “Dividend Reinvestment Plan”) or from other existing shareholders who exceed the Ownership Limit, but may not acquire additional shares from such sources such that the five largest beneficial owners of Common Shares hold more than 49.6% of the outstanding Common Shares, and in any event may not acquire additional shares from any other source. In addition, since rent from a Related Party Tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Ownership Limit), in excess of 9.8% of the outstanding Common Shares (the “Related Party Limit”). The Board of Directors may waive the Ownership Limit and the Related Party Limit (such Related Party Limit has been waived with respect to the shareholders who exceeded the Related Party Limit immediately after the IPO) if an opinion of counsel or a ruling from the Internal Revenue Service is provided to the Board of Directors and the Company’s tax counsel to the effect that such ownership will not then or in the future jeopardize the Company’s status as a REIT. As a condition of such waiver, the Board of Directors will require appropriate representations and undertakings from the applicant with respect to preserving the REIT status of the Company.
     The foregoing restrictions on transferability and ownership of Common Shares may not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Ownership Limit and the Related Party Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company’s status as a REIT, the effects of the Ownership Limit and the Related Party Limit are to prevent any person or small group of persons from acquiring unilateral control of the Company. Any change in the Ownership Limit would require an amendment to the Articles, even if the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company. Amendments to the Articles require the affirmative vote of holders owning not less than a majority of the outstanding Common Shares. If it is determined that an amendment would materially and adversely affect the holders of any class of Preferred Shares, such amendment also would require the affirmative vote of holders of not less than two-thirds of such class of Preferred Shares.
     If Common Shares in excess of the Ownership Limit or the Related Party Limit, or Common Shares which would cause the REIT to be beneficially or constructively owned by less than 100 persons or would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. In addition, the Board of Directors may determine that the Common Shares transferred or proposed to be transferred in excess of the Ownership Limit or the Related Party Limit or which would otherwise jeopardize the Company’s REIT status (“Excess Shares”) may be subject to repurchase by the Company. The purchase price of any Excess Shares will be equal to the lesser of (i) the price in such proposed transaction and (ii) the fair market value of such shares reflected in the last reported sale price for the Common Shares on the trading day immediately preceding the date on which the Company or its designee determines to exercise its repurchase right, if then listed on a national securities exchange, or such price for the shares on the principal exchange, if they are then listed on more than one national securities exchange, or, if the Common Shares are not then listed on a national securities exchange, the latest bid quotation for the Common Shares if they are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase of Excess Shares by the Company, the holder of such Excess Shares will cease to be entitled to distribution, voting rights and other benefits with respect to such Excess Shares except the right to payment of the purchase price for the Excess Shares. Any dividend or distribution paid to a proposed transferee on Excess Shares will be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.
     All certificates representing Common Shares bear a legend referring to the restrictions described above.
     The Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Common Shares must file an affidavit with the Company containing information specified in the Articles within 30 days after January 1 of each year. In addition, each such shareholder will upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.
Shareholder Rights Plan
     Each Common Share trades with a preferred share purchase right pursuant to the shareholder rights agreement and between the Company and National City Bank. Each preferred share purchase right entitles the holder to purchase a unit consisting of one one-thousandth of a Class B Series I Cumulative Preferred Share. The rights are not currently exercisable, but will become exercisable if any person or group becomes the beneficial owner of, or announces an offer to acquire, 15.0% or more of the Common Shares.
DESCRIPTION OF COMMON SHARE WARRANTS
     The Company may issue Common Share Warrants for the purchase of Common Shares. Common Share Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Share Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as an agent of the Company in connection with the Common Share Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Share Warrants. The following sets forth certain general terms and provisions of the Common Share Warrants offered hereby. Further terms of the Common Share Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.
     The applicable Prospectus Supplement will describe the terms of the Common Share Warrants in respect of which this Prospectus is being delivered, including, when applicable, the following: (1) the title of such Common Share Warrants; (2) the aggregate number of such Common Share Warrants; (3) the price or prices at which such Common Share Warrants will be issued; (4) the number of Common Shares purchasable upon exercise of such Common Share Warrants; (5) the designation and terms of the other Offered Securities with which such Common Share Warrants are issued and the number of such Common Share Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Common Share Warrants and the related Common Shares will be separately transferable; (7) the price at which each Common Share purchasable upon exercise of such Common Shares Warrants may be purchased; (8) the date on which the right to exercise such Common Share Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Common Share Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Common Share Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Share Warrants.
     Reference is made to the section captioned “Description of Common Shares” for a general description of the Common Shares to be acquired upon the exercise of the Common Share Warrants, including a description of certain restrictions on the ownership of the Common Shares. Common Shares that may be acquired upon the exercise of Common Share Warrants directly or constructively held by an investor, but not Common Shares issuable with respect to the exercise of Common Share Warrants held by others, are deemed to be outstanding (a) at the time of acquisition of the Common Share Warrants, and (b) prior to the exercise of the Common Share Warrants, for purposes of determining the percentage ownership of Common Shares held by such investor.
DESCRIPTION OF PREFERRED SHARES
     The Articles authorize the issuance of up to (i) 3,000,000 Class A Cumulative Preferred Shares, without par value (the “Class A Shares”), (ii) 3,000,000 Class B Cumulative Preferred Shares, without par value (the “Class B Shares”), and (iii) 3,000,000

Noncumulative Preferred Shares, without par value (the “Noncumulative Shares”) (the Class A Shares, the Class B Shares and the Noncumulative Shares, collectively the “Preferred Shares”). Of the 3,000,000 Class B Shares, 400,000 have been designated as a series designated as “Class B Series I Cumulative Preferred Shares.” As of November 24, 2008, there were 195,080 8.70% Class B Series II Cumulative Redeemable Preferred Shares ($250 liquidation preference per share) issued and outstanding.
     The following descriptions of the classes of Preferred Shares set forth certain general terms and provisions of each class of Preferred Shares to which any Prospectus Supplement may relate. The statements below describing each class of Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles, which will be further amended by the Board of Directors in connection with the fixing by the Board of Directors of certain terms of the Preferred Shares as provided below.
General
     The Class A Shares, the Class B Shares and the Noncumulative Shares rank on a parity with each other and are identical to each other, except (1) that dividends on the Class A Shares and the Class B Shares will be cumulative, while dividends on the Noncumulative Shares will not be cumulative, and (2) in respect of the following matters and the matters enumerated below that, pursuant to the terms of the Articles and subject to Ohio law, such matters may be fixed by the Board of Directors with respect to each series of each class of Preferred Shares prior to the issuance thereof: (a) the designation of the series which may be by distinguishing number, letter or title, (b) the authorized number of shares of the series, which number the Board of Directors may (except when otherwise provided in the creation of the series) increase or decrease from time to time before or after the issuance thereof (but not below the number of shares thereof then outstanding), (c) the dividend rate or rates of the series, including the means by which such rates may be established, (d) with respect to the Class A Shares and the Class B Shares, the date or dates from which dividends shall accrue and be cumulative and, with respect to all Preferred Shares, the date on which and the period or periods for which dividends, if declared, shall be payable, including the means by which such dates and periods may be established, (e) redemption rights and prices, if any, (f) the terms and amounts of the sinking fund, if any, (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (h) whether the shares of the series shall be convertible into Common Shares or shares of any other class and, if so, the conversion rate or rates or price or prices, any adjustments thereof and all other terms and conditions upon which such conversion may be made, and (i) restrictions on the issuance of shares of the same or any other class or series.
     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:
     (1) The class, series and title of such Preferred Shares;
     (2) The number of shares of such Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;
     (3) The dividend rate or rates, period or periods and payment date or dates or method of calculation thereof applicable to such Preferred Shares;
     (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;
     (5) The procedures for any auction or remarketing of such Preferred Shares;
     (6) The provision for any sinking fund for such Preferred Shares;
     (7) The provision for redemption, if applicable, of such Preferred Shares;
     (8) Any listing of such Preferred Shares on any securities exchange;
     (9) Any terms and conditions upon which such Preferred Shares will be convertible into Common Shares of the Company, including the conversion price (or manner of calculation thereof);
     (10) Whether interests in such Preferred Shares will be represented by Depositary Shares;
     (11) Any other specific terms, preferences, rights, limitations or restrictions of or on such Preferred Shares;

     (12) A discussion of federal income tax considerations applicable to such Preferred Shares;
     (13) The relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;
     (14) Any limitations on issuance of securities ranking senior to or on a parity with such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and
     (15) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.
     The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.
Rank
     All Preferred Shares will, when issued, rank (i) on a parity with all other Preferred Shares with respect to dividend rights (subject to dividends on Noncumulative Shares being noncumulative) and rights upon liquidation, dissolution or winding up of the Company, (ii) senior to all classes of Common Shares of the Company and to all other equity securities ranking junior to such Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; (iii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company; and (iv) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company.
Dividends
     The holders of each series of each class of Preferred Shares are entitled to receive, if, when and as declared, out of funds legally available therefor, dividends in cash at the rate determined for such series and no more, payable on the dates fixed for such series, in preference to the holders of Common Shares and of any other class of shares ranking junior to the Preferred Shares. With respect to each series of Class A Shares and Class B Shares, such dividends will be cumulative from the dates fixed for the series. With respect to each series of Noncumulative Preferred Shares, dividends will not be cumulative (i.e., if the Board of Directors fails to declare a dividend payable on a dividend payment date on any Noncumulative Shares, the holders of such series of Noncumulative Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay any dividend for such period, whether or not dividends on such series of Noncumulative Shares would be declared to be payable on any future dividend payment date). Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.
     If Preferred Shares of any series of any class are outstanding, no dividends may be paid upon or declared or set apart for any series of Preferred Shares for any dividend period unless at the same time (i) a like proportionate dividend for the dividend periods terminating on the same or any earlier date for all shares of all series of such class then issued and outstanding and entitled to receive such dividend (but, if such series are series of Noncumulative Shares, then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, shall have been paid upon or declared or set apart and (ii) the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes of Preferred Shares then issued and outstanding and entitled to receive such dividends (but, with respect to Noncumulative Shares, only with respect to the then current dividend period), ratably in proportion to the respective dividend rates fixed therefor, shall have been paid upon or declared or set apart.
     So long as any series of Preferred Shares is outstanding, no dividend, except a dividend payable in Common Shares or other shares ranking junior to such series of Preferred Shares, shall be paid or declared or any distribution made, except as aforesaid, in respect of the Common Shares or any other shares ranking junior to such series of Preferred Shares, nor shall any Common Shares or any other shares ranking junior to such series of Preferred Shares be purchased, retired or otherwise acquired by the Company, except out of the proceeds of the sale of Common Shares or other shares of the Company ranking junior to such series of Preferred Shares received by the Company subsequent to the date of first issuance of such series of Preferred Shares, unless (i) all accrued and unpaid dividends on all classes of Preferred Shares then outstanding, including the full dividends for all current dividend periods (except, with respect to Noncumulative Shares, for the then current dividend period only), shall have been declared and paid or a sum sufficient for payment thereof set apart, and (ii) there shall be no arrearages with respect to the redemption of any series of any class of Preferred Shares from any sinking fund provided for such class in accordance with the Articles.

     The foregoing restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, Common Shares or any other shares ranking on a parity with or junior to any class of Preferred Shares will be inapplicable to (i) any payments in lieu of issuance of fractional shares, whether upon any merger, conversion, stock dividend or otherwise, (ii) the conversion of Preferred Shares into Common Shares, or (iii) the exercise by the Company of its rights to repurchase shares of its capital stock in order to preserve its status as a REIT under the Code. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the shares of such series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods for Noncumulative Shares) and such other series bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.
     Any dividend payment made on Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.
Redemption
     If so described in the applicable Prospectus Supplement, a series of a class of Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.
     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which, in the case of Noncumulative Shares, includes only unpaid dividends for the current dividend period) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement.
     Except in connection with the repurchase by the Company of shares of its capital stock in order to maintain its qualification as a REIT for federal income tax purposes, the Company may not purchase or redeem (for sinking fund purposes or otherwise) less than all of a class of Preferred Shares then outstanding, except in accordance with a stock purchase offer made to all holders of record of such class, unless all dividends on all Preferred Shares of that class then outstanding for previous and current dividend periods (except, in the case of Noncumulative Shares, dividends for the current dividend period only) shall have been declared and paid or funds therefor set apart and all accrued sinking fund obligations applicable thereto shall have been complied with.
     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a Preferred Share to be redeemed at the address shown on the stock transfer books of the Company. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of the Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and such holders will cease to be shareholders with respect to such shares and such holders shall have no right or claim against the Company with respect to such shares, except only the right to receive the redemption price without interest or to exercise before the redemption date any unexercised privileges of conversion.
Liquidation Preference
     In the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, the holders of any series of any class of Preferred Shares shall be entitled to receive in full out of the assets of the Company, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to such series, the amounts fixed by the Board of Directors with respect to such series and set forth in the applicable Prospectus Supplement plus an amount equal to all dividends accrued and unpaid thereon (except, with respect to Noncumulative Shares, dividends for the current dividend period only) to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up the affairs of the Company. After payment to the holders of the Preferred Shares of the full preferential amounts to which they are entitled, the holders of Preferred Shares, as such, shall have no right or claim to any of the remaining assets of the Company.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective numbers of shares. The merger or consolidation of the Company into or with any other corporation, or the sale, lease or conveyance of all or substantially all of the assets of the Company, shall not constitute a dissolution, liquidation or winding up of the Company.
Voting Rights
     Holders of Preferred Shares will not have any voting rights, except as set forth below and as from time to time required by law.
     If and when the Company is in default in the payment of (or, with respect to Noncumulative Shares, has not paid or declared and set aside a sum sufficient for the payment of) dividends on any series of any class of Preferred Shares at the time outstanding, for a number of consecutive dividend payment periods which in the aggregate contain at least 540 days, all holders of shares of such class, voting separately as a class, together and combined with all other Preferred Shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a total of two members of the Board of Directors, which voting right shall be vested (and any additional directors shall serve) until all accrued and unpaid dividends (except, with respect to Noncumulative Shares, only dividends for the then current dividend period) on such Preferred Shares then outstanding shall have been paid or declared and a sum sufficient for the payment thereof set aside for payment.
     The affirmative vote of the holders of at least two-thirds of a class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose, shall be necessary to effect either of the following:
     (1) The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, in either case ranking prior to such class of Preferred Shares; or
     (2) Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other right of the holders of such class of Preferred Shares which are set forth in the Articles; provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially preferences or voting or other rights of the holders of such class of Preferred Shares.
     Without limiting the provisions described above, under Ohio law, holders of each class of Preferred Shares will be entitled to vote as a class on any amendment to the Articles, whether or not they are entitled to vote thereon by the Articles, if the amendment would (i) increase or decrease the par value of the shares of such class, (ii) change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class, (iii) change the express terms or add express terms of the shares of the class in any manner substantially prejudicial to the holders of such class, (iv) change the express terms of issued shares of any class senior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class, (v) authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class, (vi) reduce or eliminate the stated capital of the Company, (vii) substantially change the purposes of the Company, or (viii) change the Company into a nonprofit corporation.
     If, and only to the extent, that (i) a class of Preferred Shares is issued in more than one series and (ii) Ohio law permits the holders of a series of a class of capital stock to vote separately as a class, the affirmative vote of the holders of at least two-thirds of each series of such class of Preferred Shares at the time outstanding, voting separately as a class, given in person or by proxy either in writing or at a meeting called for the purpose of voting on such matters, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Articles or the Code of Regulations which affects adversely and materially the preferences or voting or other rights of the holders of such series which are set forth in the Articles; provided, however, neither the amendment of the Articles so as to authorize, create or change the authorized or outstanding number of a class of Preferred Shares or of any shares ranking on a parity with or junior to such class of Preferred Shares nor the amendment of the provisions of the

Code of Regulations so as to change the number or classification of directors of the Company shall be deemed to affect adversely and materially the preference or voting or other rights of the holders of such series.
     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.
Conversion Rights
     The terms and conditions, if any, upon which shares of any series of any class of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such Preferred Shares or the Company, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the occurrence of certain events.
Restrictions on Ownership
     As discussed above under “Description of Common Shares — Restrictions on Ownership,” for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain other requirements must be satisfied.
     To assure that five or fewer individuals do not own more than 50% in value of the Company’s outstanding Preferred Shares, the Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the “Preferred Shares Ownership Limit”) of any series of any class of the Company’s outstanding Preferred Shares. In addition, as discussed above under “Description of Common Shares — Restriction on Ownership,” because rent from a Related Party Tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Articles provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the Preferred Shares Ownership Limit), in excess of 9.8% of the outstanding shares of any series of any class of Preferred Shares (the “Preferred Shares Related Party Limit”). The Board of Directors may waive the Preferred Shares Ownership Limit and the Preferred Shares Related Party Limit if the Board of Directors obtains such representations and undertakings from the applicant with respect to preserving the REIT status of the Company as are reasonably necessary to ascertain that such ownership will not jeopardize the Company’s status as a REIT.
     The foregoing restrictions on transferability and ownership of Preferred Shares may not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Preferred Shares Ownership Limit and the Preferred Shares Related Party Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Any change in the Preferred Shares Ownership Limit would require an amendment to the Articles, even if the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company. Amendments to the Company’s Articles require the affirmative vote of holders owning not less than a majority of the outstanding Common Shares. If it is determined that an amendment would materially and adversely affect the holders of any class of Preferred Shares, such amendment would also require the affirmative vote of holders of not less than two-thirds of such class of Preferred Shares.
     If Preferred Shares in excess of the Preferred Shares Ownership Limit or the Preferred Shares Related Party Limit, or shares which would cause the REIT to be beneficially or constructively owned by fewer than 100 persons or would result in the Company being “closely held” within the meaning of Section 856(h) of the Code, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares. In addition, the Board of Directors may determine that the Preferred Shares transferred or proposed to be transferred in excess of the Preferred Shares Ownership Limit or the Preferred Shares Related Party Limit or which would otherwise jeopardize the Company’s REIT status (“Excess Preferred Shares”) may be subject to repurchase by the Company. The purchase price of any Excess Preferred Shares will be equal to the lesser of (i) the price in such proposed transaction and (ii) the fair market value of such shares reflected in the last reported sales price for the shares on the trading day immediately preceding the date on which the Company or its designee determines to exercise its repurchase right, if the shares are then listed on a national securities exchange, or such price for the shares on the principal exchange if the shares are then listed on more than one national securities exchange, or, if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if the shares are then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase of such Excess Preferred Shares by the Company, the holder thereof will cease to be entitled to distribution, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares. Any dividend or distribution paid to a proposed transferee on Excess Preferred Shares must be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Preferred Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Preferred Shares and to hold such Excess Preferred Shares on behalf of the Company.
     Reference is made to the section captioned “Description of Common Shares” for a general description of the Common Shares to be acquired upon the conversion of Preferred Shares convertible into Common Shares (“Convertible Preferred Shares”), including a description of certain restrictions on the ownership of the Common Shares. Common Shares that may be acquired upon the conversion of Convertible Preferred Shares directly or constructively held by an investor, but not Common Shares issuable with respect to the conversion of Convertible Preferred Shares held by others, are deemed to be outstanding (a) at the time of purchase of the Convertible Preferred Shares, and (b) prior to the conversion of the Convertible Preferred Shares, for purposes of determining the percentage ownership of Common Shares held by such investor.
     All certificates representing Preferred Shares will bear a legend referring to the restrictions described above.
     The Articles provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding shares of any series of Preferred Shares shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code as applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.
DESCRIPTION OF DEPOSITARY SHARES
General
     The Company may issue receipts (“Depositary Receipts”) for Depositary Shares, each of which will represent a fractional interest or a share of a particular series of a class of Preferred Shares, as specified in the applicable Prospectus Supplement. Preferred Shares of each series of each class represented by Depositary Shares will be deposited under a separate Deposit Agreement (each, a “Deposit Agreement”) among the Company, the depositary named therein (such depositary or its successor, the “Preferred Shares Depositary”) and the holders from time to time of the Depositary Receipts. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Shares represented by such Depositary Shares (including dividend, voting, conversion, redemption and liquidation rights).
     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Shares by the Company to the Preferred Shares Depositary, the Company will cause the Preferred Shares Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the following summary of the form thereof filed as an exhibit to the Registration Statement of which this Prospectus is a part is qualified in its entirety by reference thereto. As of November 24, 2008, the Company has issued Depositary Receipts representing 2,320,000 Depositary Shares, each Depositary Share representing one-tenth of a share of 8.70% Class B Cumulative Redeemable Preferred Shares and 1,950,800 of such Depositary Shares are outstanding.
Dividends and Other Distributions
     The Preferred Shares Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of the Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary.

     In the event of a distribution other than in cash, the Preferred Shares Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the Preferred Shares Depositary, unless the Preferred Shares Depositary determines that it is not feasible to make such distribution, in which case the Preferred Shares Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.
Withdrawal of Shares
     Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Shares Depositary (unless the related Depositary Shares have previously been called for redemption), the holders thereof will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole or fractional Preferred Shares and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Shares on the basis of the proportion of Preferred Shares represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such Preferred Shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of Preferred Shares to be withdrawn, the Preferred Shares Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.
Redemption of Depositary Shares
     Whenever the Company redeems Preferred Shares held by the Preferred Shares Depositary, the Preferred Shares Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Shares so redeemed, provided the Company shall have paid in full to the Preferred Shares Depositary the redemption price of the Preferred Shares to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to Noncumulative Shares, dividends for the current dividend period only) thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Shares. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Shares Depositary by lot.
     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the Preferred Shares Depositary.
Voting of the Underlying Preferred Shares
     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Preferred Shares Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Shares. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Preferred Shares Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Shares represented by such holder’s Depositary Shares. The Preferred Shares Depositary will vote the amount of Preferred Shares represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Shares Depositary in order to enable the Preferred Shares Depositary to do so. The Preferred Shares Depositary will abstain from voting the amount of Preferred Shares represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares.
Liquidation Preference
     In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of a Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each Preferred Share represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

Conversion of Preferred Shares
     The Depositary Shares, as such, are not convertible into Common Shares or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the Preferred Shares Depositary with written instructions to the Preferred Shares Depositary to instruct the Company to cause conversion of the Preferred Shares represented by the Depositary Shares evidenced by such Depositary Receipts into whole Common Shares, other Preferred Shares of the Company or other shares of capital stock, and the Company has agreed that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Shares to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional Common Shares will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Shares on the last business day prior to the conversion.
Amendment and Termination of the Deposit Agreement
     The form of Depositary Receipt evidencing the Depositary Shares which represent the Preferred Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Shares Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of the Depositary Shares evidenced by the Depositary Receipts then outstanding.
     The Deposit Agreement may be terminated by the Company upon not less than 30 days’ prior written notice to the Preferred Shares Depositary if (i) such termination is to preserve the Company’s status as a REIT or (ii) a majority of each class of Preferred Shares affected by such termination consents to such termination, whereupon the Preferred Shares Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional Preferred Shares as are represented by the Depositary Shares evidenced by such Depositary Receipts. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Shares in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Shares or (iii) each related Preferred Share shall have been converted into capital stock of the Company not so represented by Depositary Shares.
Charges of Preferred Shares Depositary
     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, the Company will pay the fees and expenses of the Preferred Shares Depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of the Preferred Shares Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.
Resignation and Removal of Depositary
     The Preferred Shares Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Shares Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Shares Depositary. A successor Preferred Shares Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
     The Preferred Shares Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Shares Depositary with respect to the related Preferred Shares.
     Neither the Preferred Shares Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Shares Depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, gross negligence or willful misconduct, and the Company and the Preferred Shares Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or Preferred Shares represented thereby unless satisfactory indemnity is furnished. The Company and the Preferred Shares Depositary may rely on written advice of counsel or accountants, or information provided by persons presenting Preferred Shares represented thereby for deposit, holders of Depositary Receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.
     If the Preferred Shares Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Shares Depositary shall be entitled to act on such claims, requests or instructions received from the Company.
CERTAIN ANTI-TAKEOVER PROVISIONS OF OHIO LAW
     Certain provisions of Ohio law may have the effect of discouraging or rendering more difficult an unsolicited acquisition of a corporation or its capital stock to the extent the corporation is subject to such provisions. The Company has opted out of one such provision. The provisions remaining applicable to the Company are described below.
     Chapter 1704 of the Ohio Revised Code prohibits certain transactions, including mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then-outstanding shares of an Ohio corporation with fifty or more shareholders involving, or for the benefit of, certain holders of shares representing 10% or more of the voting power of the corporation (any such shareholder, a “10% Shareholder”) unless:
     (i) the transaction is approved by the directors before the 10% Shareholder becomes a 10% Shareholder;
     (ii) the acquisition of 10% of the voting power is approved by the directors before the 10% Shareholder becomes a 10% Shareholder; or
     (iii) the transaction involves a 10% Shareholder who has been a 10% Shareholder for at least three years and is approved by the directors before the 10% Shareholder becomes a 10% Shareholder, is approved by holders of two-thirds of the Company’s voting power and the holders of a majority of the voting power not owned by the 10% Shareholder, or certain price and form of consideration requirements are met.
     Section 1704 of the Ohio Revised Code may have the effect of deterring certain potential acquisitions of the Company which may be beneficial to shareholders.
     Section 1707.041 of the Ohio Revised Code regulates certain tender offer “control bids” for corporations in Ohio with fifty or more shareholders that have significant Ohio contacts (as defined in that statute) and permits the Ohio Division of Securities to suspend a control bid if certain information is not provided to offerees.
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
     The following is a general summary of material federal income tax considerations regarding the Company and the securities we are registering. This summary is based on current law, is for general information only and is not tax advice. The tax treatment to holders of our securities will vary depending on a holder’s particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of securities in light of his or her personal investments or tax circumstances, or to certain types of holders subject to special treatment under the federal income tax laws except to the extent discussed under the subheadings “—Taxation of Tax-Exempt Shareholders” and “—Taxation of Non-U.S. Shareholders.” In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our securities.
     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this Prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this Prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

     You are advised to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and sale of our securities, including the federal, state, local, foreign and other tax consequences of such acquisition, ownership and sale and of potential changes in applicable tax laws.
Taxation of Our Company
     General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 1993. We intend to continue to operate in this manner.
     The law firm of Baker & Hostetler LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. It is the opinion of Baker & Hostetler LLP that we have qualified as a REIT under the Code for our taxable years ended December 31, 1993 through December 31, 2007, we are organized in conformity with the requirements for qualification as a REIT, and our current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2008 and for future taxable years. It must be emphasized that the opinion of Baker & Hostetler LLP is based upon certain assumptions and representations as to factual matters made by us, including representations made by us in a representation letter and certificate provided by one of our officers and our factual representations set forth herein and in registration statements previously filed with the Commission. Any variation from the factual statements set forth herein, in registration statements previously filed with the Commission, or in the representation letter and certificate we have provided to Baker & Hostetler LLP may affect the conclusions upon which its opinion is based.
     The opinions of Baker & Hostetler LLP are based on existing law as contained in the Code and Treasury Regulations promulgated thereunder, in effect on the date hereof, and the interpretations of such provisions and Treasury Regulations by the IRS and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively, and to possibly different interpretations. Baker & Hostetler LLP will have no obligation to advise us or the holders of our securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that the opinion represents Baker & Hostetler LLP’s best judgment of how a court would decide if presented with the issues addressed therein but, because opinions of counsel are not binding upon the IRS or any court, there can be no assurance that contrary positions may not successfully be asserted by the IRS. Moreover, our qualification and taxation as a REIT depends upon our ability, through actual annual operating results and methods of operation, to satisfy various qualification tests imposed under the Code, such as distributions to shareholders, asset composition levels, gross income tests and diversity of stock ownership, the actual results of which have not been and will not be reviewed by Baker & Hostetler LLP. In addition, our ability to qualify as a REIT also depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by Baker & Hostetler LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy the requirements for qualification and taxation as a REIT.
     If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our taxable income that is distributed currently to our shareholders. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once again at the shareholder level when distributed) that generally results from investment in a C corporation. However, we will be subject to federal income tax as follows:
     First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.
     Second, we may be subject to the “alternative minimum tax” on our items of tax preference under certain circumstances.
     Third, if we have (a) net income from the sale or other disposition of “foreclosure property” (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property, and which includes certain foreign currency gains and deductions recognized after July 30, 2008) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest U.S. federal corporate income tax rate on this income.
     Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business).

     Fifth, if we fail to satisfy the 75% or 95% gross income tests (as described below) due to reasonable cause and not due to willful neglect, but have maintained our qualification as a REIT because we satisfied certain other requirements, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amounts by which we fail the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect our profitability.
     Sixth, if we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year (other than certain long-term capital gains for which we make a Capital Gains Designation (defined below) and on which we pay the tax), and (c) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.
     Seventh, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that we will not make an election pursuant to existing Treasury Regulations to recognize such gain at the time we acquire the asset.
     Eighth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.
     Ninth, if we fail to satisfy any of the REIT asset tests, as described below, by more than a de minimis amount, due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.
     Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
     We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.
     Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:
     (1) that is managed by one or more trustees or directors;
     (2) that issues transferable shares or transferable certificates to evidence its beneficial ownership;
     (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
     (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
     (5) that is beneficially owned by 100 or more persons;
     (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;
     (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions;
     (8) that elects to be a REIT, or has made such election for a previous year, and satisfies the applicable filing and administrative requirements to maintain qualification as a REIT; and

     (9) that adopts a calendar year accounting period.
     The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception with respect to pension funds.
     We believe that we have satisfied each of the above conditions. In addition, our articles of incorporation and code of regulations provide for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. In general, if we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.
     Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries and Taxable REIT Subsidiaries. In the case of a REIT which is a partner in a partnership, or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and items of gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of partnerships and limited liability companies taxed as partnerships, in which we are, directly or indirectly through other partnerships or limited liability companies taxed as partnerships, a partner or member, are treated as our assets and items of income for purposes of applying the REIT qualification requirements described in this Prospectus (including the income and asset tests described below).
     A corporation qualifies as a qualified REIT subsidiary (a “QRS”) if 100% of its outstanding stock is held by us, and we do not elect to treat the corporation as a taxable REIT subsidiary, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS are treated as our assets, liabilities and items of income, deduction and credit for all purposes of the Code, including the REIT qualification tests. For this reason, references to our income and assets include the income and assets of any QRS. A QRS is not subject to federal income tax, and our ownership of the voting stock of a QRS is ignored for purposes of determining our compliance with the ownership limits described below under “— Asset Tests.”
     A taxable REIT subsidiary (a “TRS”) is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to income tax as a regular C corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a TRS will not be subject to the 10% or 5% asset tests described below, and its operations will be subject to the provisions described above.
     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year at least 75% of our gross income (excluding gross income from prohibited transactions) must be derived directly or indirectly from investments relating to real property or mortgages secured by real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investment income. Second, in each taxable year at least 95% of our gross income (excluding gross income from prohibited transactions and certain real estate liability hedges) must be derived directly or indirectly from income from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).
     Rents from Real Property. Rents we receive will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT described above only if all of the following conditions are met:

•	The amount of rent must not be based in any way on the income or profits of any person, although rents generally will not be excluded solely because they are based on a fixed percentage or percentages of gross receipts or gross sales.

•	We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is our TRS, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of outstanding stock of such TRS.

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.”

•	For rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue or through a TRS. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Any amounts we receive from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.
          We do not intend to charge rent for any property that is based in whole or in part on the net income or profits of any person (except by reason of being based on a percentage of gross receipts or sales, as heretofore described), and we do not intend to rent any personal property (other than in connection with a lease of real property where less than 15% of the total rent is attributable to personal property). We directly perform services under certain of our leases, but such services are not rendered to the occupant of the property. Furthermore, these services are usual and customary management services provided by landlords renting space for occupancy in the geographic areas in which we own property. To the extent that the performance of any services provided by us would cause amounts received from our tenants to be excluded from rents from real property, we intend to hire a TRS, or an independent contractor from whom we derive no revenue, to perform such services.
          Interest. The term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of some or all of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
          Hedging Transactions. From time to time, we may enter into hedging transactions with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts.
          Commencing with our 2005 taxable year, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

          Prohibited Transactions Income. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:
•	the REIT has held the property for not less than four years (or, for sales made after July 30, 2008, two years);

•	the aggregate expenditures made by the REIT, or any partner of the REIT, during the four-year period (or, for sales made after July 30, 2008, two-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Code Section 1033 applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least four years (or, for sales made after July 30, 2008, two years) for the production of rental income; and

•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.
          We will attempt to comply with the terms of the safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.
          Foreign Currency Gain. Certain foreign currency gains recognized after June 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.
          Failure to Satisfy Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

(i)	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

(ii)	our failure to meet these tests was due to reasonable cause and not due to willful neglect.
          It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.
          Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our TRSs, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.
          Asset Tests. At the close of each quarter of each taxable year, we also must satisfy four tests relating to the nature and composition of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instruments that are purchased with the proceeds of a stock offering or public offering of debt having a maturity of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in another REIT, a QRS or a TRS, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, no more than 20% of the value of our assets (or, beginning with our 2009 taxable year, 25% of the value of our assets) may be comprised of securities of one or more TRSs.
          After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we failed to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.
          Certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets and (iii) disclosing certain information to the IRS.

          Although we expect to satisfy the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful. If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.
          Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to the sum of 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and 90% of our net income (after tax), if any, from foreclosure property; minus the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of “REIT taxable income” as described above.
          In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date we acquired the asset over (b) our adjusted basis in the asset on the date we acquired the asset.
          We must pay the distributions described above in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration or are paid during January to shareholders of record in October, November or December of the prior year. These distributions are taxable to our shareholders (other than, in certain circumstances, tax-exempt entities) in the year in which they are paid, even though the distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential — i.e., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.
          We generally expect that our REIT taxable income will be less than our cash flow because of the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable share dividends.
          Under certain circumstances, we may be able to rectify a failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based on the amount of any deduction taken for deficiency dividends.
          In addition, we would be subject to a 4% excise tax to the extent we fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year (other than certain long-term capital gains for which we make a Capital Gains Designation (as discussed below) and on which we pay the tax), and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.
          Earnings and Profits Distribution Requirement. In order to qualify as a REIT, we cannot have at the end of any taxable year any undistributed “earnings and profits” that are attributable to a “C corporation” taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation).
          We intend to make timely distributions to satisfy the annual distribution requirements.

Failure to Qualify
          Specified cure provisions may be available to us in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT. These cure provisions would reduce the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and would instead generally require the payment of a monetary penalty. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.
Taxation of Taxable U.S. Shareholders
          The following summary describes certain federal income tax consequences to U.S. shareholders with respect to an investment in our shares. This discussion does not address the tax consequences to persons who receive special treatment under the federal income tax law. Shareholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, shareholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships and persons who are not citizens or residents of the United States.
          As used herein, the term “U.S. Shareholder” means a holder of shares who, for United States federal income tax purposes:
(i)	is a citizen or resident of the United States;

(ii)	is a corporation or other entity classified as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

(iii)	is an estate the income of which is subject to United States federal income taxation regardless of its source; or

(iv)	is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Shareholders.
          If a partnership is a beneficial owner of our shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of our shares.
          Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. For purposes of determining whether distributions to holders of shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred shares and then to our common shares. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Shareholders that are corporations.
          Because we generally are not subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our ordinary dividends generally are not eligible for the reduced 15% rate available to most non-corporate taxpayers through 2010, and will continue to be taxed at the higher tax rates applicable to ordinary income. However, the reduced 15% rate does apply to our distributions:
(i)	designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to tax at a 25% rate);

(ii)	to the extent attributable to dividends received by us from non-REIT corporations or other taxable REIT subsidiaries; and

(iii)	to the extent attributable to income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).
          To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder. This treatment will reduce the adjusted basis which each U.S. Shareholder has in his shares of stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Shareholder’s adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.
          Capital Gain Distributions. Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. Shareholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Shareholders at either a 15% or a 25% rate, depending on the nature of the asset giving rise to the gain. Corporate U.S. Shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
          Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Shareholder of our shares will be treated as portfolio income. As a result, U.S. Shareholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Shareholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the shareholder will be taxed at ordinary income rates on such amount. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.
          Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, on a “Capital Gains Designation”, we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Shareholder generally would:
(i)	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

(ii)	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Shareholder’s long-term capital gains;

(iii)	receive a credit or refund for the amount of tax deemed paid by it;

(iv)	increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

(v)	in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.
Dispositions of Shares
          Generally, if you are a U.S. Shareholder and you sell or dispose of your shares, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the shares as a capital asset and will be long-term capital gain or loss if you have held the shares for more than one year. However, if you are a U.S. Shareholder and you recognize loss upon the sale or other disposition of shares that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains. All or a portion of any loss a U.S.

Shareholder realizes upon a taxable disposition of our shares may be disallowed if the U.S. Shareholder purchases substantially identical stock within the 61-day period beginning 30 days before and ending 30 days after the disposition.
          The maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is 15% for most assets. In the case of individuals whose ordinary income is taxed at a 10% or 15% rate, the 15% rate is reduced to 5%. Absent future legislation, the maximum tax rate on long-term capital gains will return to 20% for tax years beginning after December 31, 2010.
Information Reporting and Backup Withholding
          We report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Shareholders.”
Taxation of Tax-Exempt Shareholders
          The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity. Based on that ruling, dividend income from us will not be UBTI to a tax-exempt shareholder so long as the tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares as “debt financed property” within the meaning of the Code (generally, shares, the acquisition of which was financed through a borrowing by the tax-exempt shareholder) and the shares are not otherwise used in a trade or business. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as “debt financed property” within the meaning of the Code or has used the shares in its trade or business.
          For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.
          Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” may be treated as UBTI as to certain types of trusts that hold more than 10% (by value) of the interests in the REIT.
          A REIT will not be a “pension held REIT” if it is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to certain trusts. We do not expect to be classified as a “pension held REIT,” but because our shares are publicly traded, we cannot guarantee this will always be the case.
          Tax-exempt shareholders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of an investment in our shares.
Taxation of Non-U.S. Shareholders
          The rules governing U.S. federal income taxation of non-U.S. Shareholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. Shareholders to consult their own tax advisors to determine the impact of foreign, federal, state, and local income tax laws on ownership of shares, including any reporting requirements. As used herein, the term “non-U.S. Shareholder” means any taxable beneficial owner of our shares (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. Shareholder.
          Ordinary Dividends. A non-U.S. Shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable income tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. If a distribution is treated as effectively connected with the non-U.S. Shareholder’s conduct of a U.S. trade or business, however, the non-U.S. Shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. Shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. Shareholder that is a non-U.S. corporation unless the rate is reduced or eliminated by an applicable income tax treaty).
          Return of Capital. A non-U.S. Shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. A non-U.S. Shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. Shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. Shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
          Capital Gain Dividends. Provided that a particular class of our shares is “regularly traded” on an established securities market in the United States, and the non-U.S. Shareholder does not own more than 5% of the shares of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to those shares that are designated as capital gains from our sale or exchange of U.S. real property interests are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”
          If the foregoing exceptions do not apply, for example because the non-U.S. Shareholder owns more than 5% of our shares, the non-U.S. Shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. Shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. Shareholder. A non-U.S. Shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. Shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. Shareholder) it is not subject to withholding under FIRPTA. Instead, we must make up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. Shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.
          Distributions to a non-U.S. Shareholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Stock.”
          Sale of Stock. A non-U.S. Shareholder generally will not incur tax under FIRPTA on gain from the sale of its shares as long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period non-U.S. persons hold, directly or indirectly, less than 50% in value of the shares. We believe that we are currently a “domestically controlled REIT.” Because our common shares are publicly traded, however, we cannot guarantee that we are or will continue to be a domestically controlled REIT. In addition, a non-U.S. Shareholder that owns, actually or constructively, 5% or less of a class of our outstanding shares at all times during a specified testing period will not incur tax under FIRPTA on a sale of such shares if the shares are “regularly traded” on an established securities market.
          If neither of these exceptions were to apply, the gain on the sale of the shares would be taxed under FIRPTA, in which case a non-U.S. Shareholder would be required to file a U.S. federal income tax return and would be taxed in the same manner as taxable U.S. Shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and, if the sold shares were not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the shares may be required to withhold and remit to the IRS 10% of the purchase price. Additionally, a corporate non-U.S. Shareholder may also be subject to the 30% branch profits tax on gains from the sale of shares taxed under FIRPTA.
          A non-U.S. Shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. Shareholder’s U.S. trade or business, in which case the non-U.S. Shareholder will be subject to the same treatment as taxable U.S. Shareholders with respect to such gain, or (2) the non-U.S. Shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. Shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. Shareholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.
          Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. Shareholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. Shareholder resides under the provisions of an applicable income tax treaty.
          Backup withholding and additional information reporting will generally not apply to distributions to a non-U.S. Shareholder provided that the non-U.S. Shareholder certifies under penalty of perjury that the Shareholder is a non-U.S. Shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax and may be credited against a non-U.S. Shareholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is timely supplied to the IRS.
State and Local Tax Consequences
          We may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which we transact business and our shareholders may be subject to state or local taxation or withholding in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax treatment discussed above. In addition, your state and local tax treatment may not conform to the federal income tax treatment discussed above. You should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.
PLAN OF DISTRIBUTION
     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.
     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company’s agents to offer and sell the Offered Securities upon the terms and conditions set forth in an applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.
     Any compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.
     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company’s agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less or more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.
     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.
     The Prospectus Supplement will explain whether or not the Offered Securities will be listed on a national securities exchange. The Company cannot assure you that there will be a market for any of the Offered Securities.
EXPERTS
     The financial statements and financial statement schedules incorporated in this Prospectus by reference to Associated Estates Realty Corporation’s Current Report on Form 8-K dated November 25, 2008, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Associated Estates Realty Corporation for the year ended December 31, 2007, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The combined statements of revenue and certain expenses for The Belvedere and River Forest incorporated in this Prospectus by reference to Associated Estates Realty Corporation’s Current Report on Form 8-K filed with the Commission on July 3, 2008, have been so incorporated in reliance on the report of Keiter, Stephens, Hurst, Gary & Shreaves, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
          The validity of the Offered Securities as well as certain legal matters described under “Federal Income Tax Considerations” will be passed upon for the Company by Baker & Hostetler LLP, Cleveland, Ohio. Albert T. Adams, a director of the Company, is a partner in Baker & Hostetler LLP. Certain legal matters with respect to the Offered Securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related Prospectus Supplement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.

Amount
Filing fee — Securities and Exchange Commission	$0
*Listing on New York Stock Exchange	5,000
*Trustees expenses	5,000
*Printing and engraving	25,000
*Services of counsel	100,000
*Services of independent public accountants	100,000
*Rating agency fees	50,000
*Blue Sky fees and expenses	5,000
*Miscellaneous	10,000
Total	$300,000

*	Estimated
Item 15. Indemnification of Officers and Directors
          Section 1701.13 of the Ohio Revised Code (the “Ohio Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (1) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification, or (2) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Ohio Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against such person and incurred by person in his or her capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Ohio Code.
          Article 7 of the Company’s Code of Regulations provides for the indemnification of its officers and directors as authorized by the Ohio Code sections summarized above (with the exception of liability that concerns certain unlawful distributions). The Company’s Articles provide that no person who is serving or has served as a director of the corporation shall be personally liable to the corporation of any of its shareholders for monetary damages for breach of any fiduciary duty of such person as a director by reason of any act or omission as a director, provided that the foregoing does not eliminate or limit liability of any person (a) for any breach of such person’s duty of loyalty as a director to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 1701.95 of the Ohio Code (related to certain unlawful distributions), (d) for any transaction from which such person derived any improper personal benefit or (e) to the extent that such liability may not be limited or eliminated by virtue of the provisions of Section 1701.13 of the Ohio Code or any successor section or statute.
          The Company maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Company from claims arising out of an alleged wrongful act by such persons in their respective capacities as directors and officers of the Company, subject to certain exceptions.

Item 16. Exhibits

Exhibit
Number	Description

1	Proposed form of Underwriting Agreement (1)

4.1	Indenture, dated as of March 31, 1995, between Associated Estates Realty Corporation and U.S. Bank National Association (successor trustee to National City Bank), as Trustee

4.2	Supplemental Indenture, dated as of November 5, 1999, between Associated Estates Realty Corporation and U.S. Bank National Association (successor trustee to National City Bank), as Trustee

4.3	Form of Subordinated Indenture (2)

4.4	Associated Estates Realty Corporation Second Amended and Restated Articles of Incorporation (3)

4.5	Amendment to Associated Estates Realty Corporation Second Amended and Restated Articles of Incorporation (4)

4.6	Associated Estates Realty Corporation Amended and Restated Code of Regulations (5)

4.7	Form of Senior Debt Securities (1)

4.8	Form of Subordinated Debt Securities (1)

4.9	Specimen of Certificate for Common Shares (6)

4.10	Form of Common Share Warrant Agreement (1)

4.11	Form of Certificate for Preferred Shares (1)

4.12	Form of Deposit Agreement and Depositary Receipt (1)

5	Opinion of Baker & Hostetler LLP as to validity of the offered securities

8	Opinion of Baker & Hostetler LLP as to tax matters

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association (successor trustee to National City Bank)

(1)	To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

(2)	Incorporated by reference to the Registration Statement on Form S-3 (No. 33-80169) filed with the Commission on December 7, 1995.

(3)	Included as Exhibit 3.2 to Form 10-Q filed July 31, 2007 and incorporated herein by reference.

(4)	Included as Exhibit 3.1 to Form 8-K filed December 8, 2004 and incorporated herein by reference.

(5)	Included as Exhibit 3.3 to Form 10-Q filed August 1, 2006 and incorporated herein by reference.

(6)	Included as Exhibit 3.1 to Form S-11 filed September 2, 1993 (File No. 33-68276 as amended) and incorporated herein by reference.
Item 17. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and
          (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on November 25, 2008.

ASSOCIATED ESTATES REALTY CORPORATION
By:	/s/ Jeffrey I. Friedman
Jeffrey I. Friedman, Chairman of the Board, President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey I. Friedman and Lou Fatica, and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file any and all amendments to this Registration Statement, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this Registration Statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on November 25, 2008.

Name	Title

/s/ Jeffrey I. Friedman Jeffrey I. Friedman	Chairman of the Board, President and Chief Executive Officer (principal executive officer)

/s/ Lou Fatica Lou Fatica	Vice President, Treasurer and Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Albert T. Adams	Director
Albert T. Adams

/s/ James M. Delaney	Director
James M. Delaney

/s/ Michael E. Gibbons	Director
Michael E. Gibbons

/s/ Mark L. Milstein	Director
Mark L. Milstein

/s/ James A. Schoff	Director
James A. Schoff

/s/ Richard T. Schwarz	Director
Richard T. Schwarz

EXHIBIT INDEX

Exhibit
Number	Description

1	Proposed form of Underwriting Agreement (1)

4.1	Indenture, dated as of March 31, 1995, between Associated Estates Realty Corporation and U.S. Bank National Association (successor trustee to National City Bank), as Trustee

4.2	Supplemental Indenture, dated as of November 5, 1999, between Associated Estates Realty Corporation and U.S. Bank National Association (successor trustee to National City Bank), as Trustee

4.3	Form of Subordinated Indenture (2)

4.4	Associated Estates Realty Corporation Second Amended and Restated Articles of Incorporation (3)

4.5	Amendment to Associated Estates Realty Corporation Second Amended and Restated Articles of Incorporation (4)

4.6	Associated Estates Realty Corporation Amended and Restated Code of Regulations (5)

4.7	Form of Senior Debt Securities (1)

4.8	Form of Subordinated Debt Securities (1)

4.9	Specimen of Certificate for Common Shares (6)

4.10	Form of Common Share Warrant Agreement (1)

4.11	Form of Certificate for Preferred Shares (1)

4.12	Form of Deposit Agreement and Depositary Receipt (1)

5	Opinion of Baker & Hostetler LLP as to validity of the offered securities

8	Opinion of Baker & Hostetler LLP as to tax matters

12	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Keiter, Stephens, Hurst, Gary & Shreaves, P.C.

23.3	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24	Powers of Attorney (included on signature page)

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association (successor trustee to National City Bank)

(1)	To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

(2)	Incorporated by reference to the Registration Statement on Form S-3 (No. 33-80169) filed with the Commission on December 7, 1995.

(3)	Included as Exhibit 3.2 to Form 10-Q filed July 31, 2007 and incorporated herein by reference.

(4)	Included as Exhibit 3.1 to Form 8-K filed December 8, 2004 and incorporated herein by reference.

(5)	Included as Exhibit 3.3 to Form 10-Q filed August 1, 2006 and incorporated herein by reference.

(6)	Included as Exhibit 3.1 to Form S-11 filed September 2, 1993 (File No. 33-68276 as amended) and incorporated herein by reference.